UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 27, 2017

UBI BLOCKCHAIN INTERNET, LTD.

(Exact name of registrant as specified in its charter)

Commission File Number: 000-54236

Delaware	27-3349143
(State or other jurisdiction	(IRS Employer
of incorporation)	Identification No.)

SmartSpace 3F, Level 9, Unit 908, 100 Cyberport Rd., Hong Kong, People’s Republic of China
(Address of principal executive offices)	(Zip Code)

(212) 372-8836

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On December 26, 2017, UBI Blockchain Internet, Ltd. (“the Company” or the “Registrant”) Board of Directors approved a three-for-one (3:1) common stock dividend (the “dividend”), of the Company’s issued and outstanding Class A and Class B common stock, par value $0.001, with a record date of January 9, 2018 and a payment date of January 10, 2018, based on FINRA’s execution of this corporate action. Each shareholder will receive a divided of three (3) common shares for each share owned of Class A common stock and Class B common stock owned on the record date. The dividend shares will have the same characteristics as the original shares. The Board believes that reasons for the stock dividend include: 1) the Board’s desire to make more shares available to improve trading liquidity; and, 2) to enhance the Company’s flexibility in connection with possible future actions, or other corporate purposes.

As of the date of this Current Report, the Company has 30,799,046 Class A common shares and 6,000,000 Class B common shares issued and outstanding. As a result of the common stock dividend, the Company will have 123,196,184 Class A common shares and 24,000,000 Class B common shares issued and outstanding following the dividend. Each share of Class B Common Stock is entitled to ten votes per share. Each share of Class B Common Stock is convertible into one (1) fully paid and nonassessable share of Class A Common Stock at the option of the holder thereof at any time upon written notice to the Company.

The Company has 1,000,000,000 Class A and 500,000,000 Class B shares authorized respectively. The stock dividend is not applicable to the non-voting Class C common shares, which cannot be converted into Class A or B shares. The Company’s stock transfer agent is: Empire Stock Transfer, Inc., 1859 Whitney Mesa Drive, Henderson, NV 89014.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

UBI Blockchain Internet, Ltd. Registrant

Date: December 27, 2017		/s/ Tony Liu
	Name:	Tony Liu Chief Executive Officer

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